Exhibit (l)

BOSTON MANAGEMENT & RESEARCH
The Eaton Vance Building
255 State Street
Boston, MA 02109
(617) 482-8260

March 3, 2006

Dividend Income Portfolio
The Eaton Vance Building
255 State Street
Boston, MA 02109
Ladies and Gentlemen:

With respect to our purchase from you, at the purchase price of $104,000, of an interest (an “Initial Interest”) in Dividend Income Portfolio (the “Portfolio”), we hereby advise you that we are purchasing such Initial Interest for investment purposes and do not intend to withdraw the Initial Interest within the next 24 months.

Very truly yours,

BOSTON MANAGEMENT & RESEARCH

By: /s/ William M. Steul William M. Steul Treasurer